Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2025 (August 19, 2025 as to the effects of the restatement discussed in Note 2) relating to the financial statements of Allurion Technologies, Inc., apperaing in the Annual Report on Form 10-K/A of Allurion Technologies, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 9, 2026